NEWS RELEASE

July 28, 2020

NCR Announces Second Quarter 2020 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2020. Second quarter and other recent highlights include:

•Revenue of $1.48 billion, down 13% as reported and down 12% constant currency
•Recurring revenue up 5% as reported and up 7% constant currency
•Accelerating shift to recurring revenue
•Cash flow provided by operating activities of $229 million; Free Cash Flow of $171 million
•Cash and cash equivalents of $1.68 billion as of June 30, 2020
•GAAP diluted EPS of $0.44; Non-GAAP diluted EPS of $0.27
•Business continued to be impacted by COVID-19 as expected

“In the second quarter, we further advanced our strategy, including strong recurring revenue growth and free cash flow generation, as we executed at a high level in an operating environment that was negatively impacted by COVID-19,” said Michael Hayford, President and Chief Executive Officer. “When the pandemic began, we focused on three priorities, protect our employees, help our customers and protect the company. We believe we have been successful on all three priorities, and the actions we have taken have allowed us to manage during the crisis and advance our offerings.”

Mr. Hayford continued, “Customers across our markets are looking for new and safer ways to transact with consumers, and our contactless digital first solutions are increasingly gaining traction. Our introduction of new contactless offerings demonstrates our ability to rapidly innovate, the flexibility of our platforms and our commitment to adapting to evolving customer needs. In addition, our financial position is strong and we believe we can continue navigating the near-term challenges. We expect to emerge from this pandemic with even stronger customer relationships and a solution set positioned to further capitalize on changing consumer preferences.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Second Quarter 2020 Operating Results

Revenue
Second quarter revenue of $1,484 million was down 13% year over year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 1%. The COVID-19 pandemic had a material impact to revenue and the shift from selling perpetual software licenses to recurring revenue lowered revenue by $22 million. The following table shows revenue for the second quarter:

$ in millions	Q2 2020	Q2 2019	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Banking	$763	$868	(12%)	(11%)
Retail	483	558	(13%)	(13%)
Hospitality	160	202	(21%)	(20%)
Other	78	82	(5%)	(2%)
Total Revenue	$1,484	$1,710	(13%)	(12%)

Software	$460	$496	(7%)	(6%)
Services	605	622	(3%)	—%
Hardware	419	592	(29%)	(29%)
ATM	233	312	(25%)	(25%)
SCO/POS	186	280	(34%)	(33%)
Total Revenue	$1,484	$1,710	(13%)	(12%)

Recurring Revenue	$814	$776	5%	7%
Recurring Revenue %	55%	45%

Banking revenue decreased 12% due to the continued impact of the COVID-19 pandemic driven by a 25% decline in ATM hardware revenue. An accelerated shift from selling perpetual software licenses to recurring revenue also impacted the year over year revenue comparison. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Retail revenue decreased 13% due to a large customer hardware rollout in the prior year period, as well as the continued impact from the COVID-19 pandemic. Foreign currency fluctuations had no impact on the revenue comparison.

Hospitality revenue decreased 21% mainly due to the continued impact from the COVID-19 pandemic. Foreign currency fluctuations had a unfavorable impact of 1% on the revenue comparison.

Gross Margin
Second quarter gross margin of $372 million decreased from $471 million in the prior year period. Gross margin rate was 25.1%, down from 27.5%. Second quarter gross margin (non-GAAP) of $381 million decreased from $487 million in the prior year period. Gross margin rate (non-GAAP) was 25.7%, down from 28.5%. The decreases in gross margin rate, both GAAP and non-GAAP, were driven by the reduction in revenue impacted by the COVID-19 pandemic as well as the impact from the shift to recurring revenue.

Operating Expenses
Second quarter operating expenses of $283 million decreased from $314 million in the prior year period. Second quarter operating expenses (non-GAAP) of $265 million decreased from $295 million in the prior year period. The decreases in operating expenses, both GAAP and non-GAAP, were primarily due to a reduction from initiatives implemented in the first quarter to address the business impacts from COVID-19, including among others, salary reductions, elimination of certain contractors and curtailing travel, partially offset by an increase in account receivable reserves.

Operating Income
Second quarter income from operations of $89 million decreased from income from operations of $157 million in the prior year period. Second quarter operating income (non-GAAP) of $116 million decreased from $192 million in the prior year period. The decreases in operating income, both GAAP and non-GAAP, were driven by impacts to gross margin and operating expenses described above.

Other Expense/Income
Second quarter other expense (GAAP and non-GAAP) of $59 million increased from $54 million in the prior year period. The increases in other expense, both GAAP and non-GAAP, were due to higher interest expense of $12 million, partially offset by a decrease in foreign currency losses.

Income Tax Expense/Benefit
Second quarter income tax benefit of $34 million decreased from an income tax expense of $15 million in the prior year period. The second quarter effective income tax rate was (113)%, compared to 15% in the prior year period. The decrease in income tax expense (GAAP) was primarily driven by an increase in discrete tax benefits as well as lower income before taxes. The increase in discrete tax benefits primarily resulted from a $48 million benefit for the release of a valuation allowance against U.S. foreign tax credits and the reestablishment of expected foreign tax credit offsets to unrecognized tax benefits.

Second quarter income tax expense (non-GAAP) of $19 million decreased from $22 million in the prior year period. The second quarter effective income tax rate (non-GAAP) was 33%, compared to 16% in the prior year period. The decrease in income tax expense (non-GAAP) was primarily driven by lower income before taxes.

Net Income from Continuing Operations Attributable to NCR
Second quarter net income from continuing operations attributable to NCR of $64 million decreased from $88 million in the prior year period. The decrease in net income from continuing operations attributable to NCR was driven by impacts to gross margin and operating expenses described above.

Adjusted EBITDA
Second quarter adjusted EBITDA of $201 million decreased from $263 million in the prior year period. The decrease in Adjusted EBITDA was driven by impacts to gross margin and operating expenses described above.

Cash Flow
Second quarter cash provided by operating activities of $229 million increased from cash provided by operating activities of $87 million in the prior year period. Second quarter free cash flow was $171 million, compared to free cash flow of $9 million in the prior year period. The increases in cash provided by operating activities and free cash flow were both driven primarily by working capital improvements.

Full Year 2020 Outlook and Impact from COVID-19

We continue to navigate through the challenging times presented by COVID-19, with a sharp focus on safeguarding our employees and helping our customers. Despite the unprecedented environment, our teams are executing at a high level and we are further advancing our strategy. Given this rapidly evolving environment, as previously stated during the first quarter of 2020, the Company’s outlook for 2020 previously provided on February 11, 2020 has been withdrawn, and investors should no longer rely upon that guidance.

While it is difficult to project how deep the pandemic will be and how long it will last, we do expect it will negatively impact our business for the remainder of 2020 and into 2021. We expect our Hospitality and Retail segments to be the most impacted by the COVID-19 pandemic, but do expect our Banking segment will also experience negative impacts. We expect our hardware revenues to be most impacted while our recurring revenue stream is expected to be more resilient.

In order to build a stronger liquidity position, we have taken steps to improve working capital and are addressing certain business impacts with spending cuts. As noted on our first quarter 2020 earnings call, we have taken several steps to build our cash reserve to improve our financial liquidity and flexibility, and provide a cushion to help weather the impacts of the pandemic. These steps include suspending our share repurchase programs, limiting our mergers and acquisition activity, reducing salary for members of our leadership team and certain salaried employees, reducing our planned capital expenditures, eliminating most contractors, curtailing travel, and freezing merit increases and hiring. Enabled by these steps, as well as the $400 million senior unsecured notes issued on April 13, 2020, we ended the second quarter of 2020 with a cash balance of $1.68 billion, which increased $467 million from the first quarter. The COVID-19 pandemic is complex and rapidly evolving. The ultimate impact on our overall financial condition and operating results will depend on the currently unknowable duration and severity of the pandemic, as well as any additional governmental and public actions taken in response. There can be no assurance that the measures we have taken will offset the negative impact of COVID-19.

2020 Second Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. Eastern Time to discuss the second quarter 2020 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 1683852.

More information on NCR’s Q2 2020 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.
About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding NCR’s plans to manage its business through the novel strain of the coronavirus identified in late 2019 (“COVID-19”) pandemic and the health and safety of our customers and employees; business continuity plans relating to the Nashville Global Fulfillment Center in Mt. Juliet, Tennessee; the expected impact of the COVID-19 pandemic on NCR’s Banking, Retail and Hospitality segments including the impact on our customers’ businesses and their ability to pay; expectations regarding our operating goals and actions to manage these goals; expectations regarding our cash flow generation, cash reserve, liquidity, financial flexibility, and impact of the COVID-19 pandemic on our employee base; expectations regarding our ability to capitalize on market opportunities; expectations regarding long-term strategy; NCR’s financial outlook (including the section entitled “Full Year 2020 Outlook and Impact from COVID-19”) and that investors should no longer rely on NCR’s previously issued 2020 guidance that has been withdrawn; expectations regarding our continued focus on our long-term fundamentals, including, but not limited to, execution of NCR's recurring revenue strategy and accelerated growth, and accelerated shift towards contactless commerce and digital transformation; and NCR’s expected areas of focus to drive growth and create long-term stockholder value. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the impact of the COVID-19 pandemic on our workforce, operations and financial results, including the impact on our customer’s businesses; manufacturing disruptions, including those caused by or related to outsourced manufacturing or disruptions in our supply chain due to the COVID-19 pandemic; strength of demand for the products we offer or will offer in the future consistent with our strategy and its effect on our businesses; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new tax legislation across multiple jurisdictions, modified or new global or regional trade agreements, execution of the United Kingdom's exit from the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business and shift to increased software and services revenue, as well as recurring revenue; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; the impact of the March 2020 tornadoes in the greater Nashville area on an NCR Global Fulfillment Center in Mt. Juliet, Tennessee operated by a third party, including the sufficiency and effectiveness of our or our third-party logistics partner’s business continuity plans, the adequacy of our property damage and business interruption insurance coverage and our ability to recover under the applicable policies; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction savings initiatives; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligations; reliance on third party suppliers; the impact of the terms of our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Use of Certain Terms

Recurring revenue means revenue for products and services under contract for which revenue is recognized over time.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q2 2020	Q2 2019
Gross Margin (GAAP)	$372	$471
Transformation and restructuring costs	5	10
Acquisition-related amortization of intangibles	4	6
Gross Margin (Non-GAAP)	$381	$487

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q2 2020	Q2 2019
Gross Margin Rate (GAAP)	25.1%	27.5%
Transformation and restructuring costs	0.3%	0.6%
Acquisition-related amortization of intangibles	0.3%	0.4%
Gross Margin Rate (Non-GAAP)	25.7%	28.5%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (Non-GAAP)

$ in millions	Q2 2020	Q2 2019
Operating Expenses (GAAP)	$283	$314
Transformation and restructuring costs	(3)	(4)
Acquisition-related amortization of intangibles	(15)	(15)
Operating Expenses (Non-GAAP)	$265	$295

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q2 2020	Q2 2019
Income (Loss) from Operations (GAAP)	$89	$157
Transformation and restructuring costs	8	14
Acquisition-related amortization of intangibles	19	21
Operating Income (Non-GAAP)	$116	$192

Reconciliation of Income Tax (Benefit) Expense (GAAP) to Income Tax Expense (Non-GAAP)

$ in millions	Q2 2020	Q2 2019
Income Tax (Benefit) Expense (GAAP)	$(34)	$15
Transformation and restructuring costs	1	3
Acquisition-related amortization of intangibles	4	4
Valuation allowance release & other tax adjustments	48	—
Income Tax Expense (Non-GAAP)	$19	$22

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)

$ in millions	Q2 2020	Q2 2019
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$64	$88
Transformation and restructuring costs	8	14
Acquisition-related amortization of intangibles	19	21
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	68	56
Interest expense	57	45
Interest income	(1)	(1)
Income tax expense (benefit)	(34)	15
Stock-based compensation expense	20	25
Adjusted EBITDA	$201	$263

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q2 2020	Q2 2019
Diluted Earnings Per Share (GAAP) (1)	$0.44	$0.58
Transformation and restructuring costs	0.05	0.07
Acquisition-related amortization of intangibles	0.11	0.11
Valuation allowance release & other tax adjustments	(0.34)	—
Diluted Earnings Per Share (Non-GAAP) (1)	$0.27	$0.76

(1)  Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)

$ in millions	Q2 2020	Q2 2019
Net cash provided by (used in) operating activities	$229	$87
Total capital expenditures	(61)	(73)
Net cash provided by (used in) discontinued operations	3	(5)
Free cash flow	$171	$9

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (Non-GAAP)

	Three months ended June 30, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (Non-GAAP)
Banking	(12)%	(1)%	(11)%
Retail	(13)%	—%	(13)%
Hospitality	(21)%	(1)%	(20)%
Other	(5)%	(3)%	(2)%
Total Revenue	(13)%	(1)%	(12)%

	Three months ended June 30, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Software	(7)%	(1)%	(6)%
Services	(3)%	(3)%	—%
Hardware	(29)%	—%	(29)%
ATM	(25)%	—%	(25)%
SCO/POS	(34)%	(1)%	(33)%
Total Revenue	(13)%	(1)%	(12)%

	Three months ended June 30, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Recurring Revenue	5%	(2)%	7%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended June 30
	Three Months		Six Months
	2020	2019	2020	2019
Revenue
Product	$481	$664	$955	$1,203
Service	1,003	1,046	2,032	2,043
Total Revenue	1,484	1,710	2,987	3,246
Cost of products	411	539	802	992
Cost of services	701	700	1,416	1,372
Total gross margin	372	471	769	882
% of Revenue	25.1%	27.5%	25.7%	27.2%
Selling, general and administrative expenses	234	252	489	504
Research and development expenses	49	62	114	121
Income (loss) from operations	89	157	166	257
% of Revenue	6.0%	9.2%	5.6%	7.9%
Interest expense	(57)	(45)	(107)	(90)
Other expense, net	(2)	(9)	(4)	(17)
Total other expense, net	(59)	(54)	(111)	(107)
Income (loss) from continuing operations before income taxes	30	103	55	150
% of Revenue	2.0%	6.0%	1.8%	4.6%
Income tax expense (benefit)	(34)	15	(33)	24
Income (loss) from continuing operations	64	88	88	126
Loss from discontinued operations, net of tax	—	—	—	—
Net income (loss)	64	88	88	126
Net income (loss) attributable to noncontrolling interests	—	—	1	1
Net income (loss) attributable to NCR	$64	$88	$87	$125
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$64	$88	$87	$125
Dividends on convertible preferred stock	(7)	(12)	(13)	(25)
Income (loss) from continuing operations attributable to NCR common stockholders	57	76	74	100
Loss from discontinued operations, net of tax	—	—	—	—
Net income (loss) attributable to NCR common stockholders	$57	$76	$74	$100
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.45	$0.63	$0.58	$0.83
Diluted (1)	$0.44	$0.58	$0.57	$0.81
Net income (loss) per common share
Basic	$0.45	$0.63	$0.58	$0.83
Diluted (1)	$0.44	$0.58	$0.57	$0.81
Weighted average common shares outstanding
Basic	128.0	120.2	128.0	119.8
Diluted (1)	128.9	152.7	129.7	123.0

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended June 30
	Three Months				Six Months
	2020	2019	% Change	% Change Constant Currency	2020	2019	% Change	% Change Constant Currency
Revenue by segment
Banking	$763	$868	(12)%	(11)%	$1,526	$1,626	(6)%	(5)%
Retail	483	558	(13)%	(13)%	955	1,069	(11)%	(10)%
Hospitality	160	202	(21)%	(20)%	329	395	(17)%	(16)%
Other	78	82	(5)%	(2)%	177	156	13%	15%
Total Revenue	$1,484	$1,710	(13)%	(12)%	$2,987	$3,246	(8)%	(7)%
Operating income by segment
Banking	$92	$129			$195	$224
Banking operating income margin %	12.1%	14.9%			12.8%	13.8%
Retail	17	40			22	66
Retail operating income margin %	3.5%	7.2%			2.3%	6.2%
Hospitality	—	13			(9)	29
Hospitality operating income margin %	—%	6.4%			(2.7)%	7.3%
Other	7	10			12	20
All Other operating income margin %	9.0%	12.2%			6.8%	12.8%
Subtotal-segment operating income	$116	$192			$220	$339
Total Revenue operating income margin %	7.8%	11.2%			7.4%	10.4%
Other adjustments (1)	27	35			54	82
Total income from operations	$89	$157			$166	$257

(1)The following table presents the other adjustments for NCR:

	For the Periods Ended June 30
	Three Months		Six Months
In millions	2020	2019	2020	2019
Transformation and restructuring costs	$8	$14	$13	$40
Acquisition-related amortization of intangible assets	19	21	41	42
Total other adjustments	$27	$35	$54	$82

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	June 30, 2020	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,681	$1,214	$509
Accounts receivable, net of allowances of $54, $50 and $44 as of June 30, 2020, March 31, 2020 and December 31, 2019, respectively	1,249	1,353	1,490
Inventories	782	747	784
Other current assets	424	463	361
Total current assets	4,136	3,777	3,144
Property, plant and equipment, net	394	399	413
Goodwill	2,823	2,821	2,832
Intangibles, net	562	580	607
Operating lease assets	347	362	391
Prepaid pension cost	182	176	178
Deferred income taxes	849	808	821
Other assets	656	632	601
Total assets	$9,949	$9,555	$8,987
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$217	$304	$282
Accounts payable	680	790	840
Payroll and benefits liabilities	249	186	308
Contract liabilities	563	616	502
Other current liabilities	585	510	606
Total current liabilities	2,294	2,406	2,538
Long-term debt	4,473	4,081	3,277
Pension and indemnity plan liabilities	864	855	858
Postretirement and postemployment benefits liabilities	114	112	111
Income tax accruals	91	89	92
Operating lease liabilities	334	346	369
Other liabilities	254	244	240
Total liabilities	8,424	8,133	7,485
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.4 issued and outstanding as of June 30, 2020, March 31, 2020 and December 31, 2019, respectively; redemption amount and liquidation preference of $405 as of June 30, 2020 and $399 as of March 31, 2020 and December 31, 2019, respectively	402	395	395
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of June 30, 2020, March 31, 2020 and December 31, 2019, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 128.2, 127.3 and 127.7 shares issued and outstanding as of June 30, 2020, March 31, 2020 and December 31, 2019, respectively	1	1	1
Paid-in capital	300	275	312
Retained earnings	1,134	1,077	1,060
Accumulated other comprehensive loss	(315)	(329)	(269)
Total NCR stockholders' equity	1,120	1,024	1,104
Noncontrolling interests in subsidiaries	3	3	3
Total stockholders' equity	1,123	1,027	1,107
Total liabilities and stockholders' equity	$9,949	$9,555	$8,987

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended June 30
	Three Months		Six Months
	2020	2019 As Revised(1)	2020	2019 As Revised(1)
Operating activities
Net income (loss)	$64	$88	$88	$126
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	—	—	—
Depreciation and amortization	89	79	176	160
Stock-based compensation expense	20	25	45	48
Deferred income taxes	(35)	(12)	(30)	(17)
Impairment of other assets	3	—	4	—
Gain on sale of property, plant and equipment	—	(6)	(2)	(6)
Changes in assets and liabilities:
Receivables	116	(92)	253	(71)
Inventories	34	4	(14)	(64)
Current payables and accrued expenses	(47)	48	(230)	(144)
Contract liabilities	(52)	(24)	56	76
Employee benefit plans	—	(5)	(3)	(9)
Other assets and liabilities	37	(18)	(60)	(28)
Net cash provided by operating activities	229	87	283	71
Investing activities
Expenditures for property, plant and equipment	(8)	(13)	(18)	(35)
Proceeds from sale of property, plant and equipment	—	11	7	11
Additions to capitalized software	(53)	(60)	(122)	(103)
Business acquisitions, net	1	(6)	(25)	(12)
Purchases of investments	(6)	—	(6)	—
Proceeds from sales of investments	11	—	11	—
Other investing activities, net	(1)	2	(1)	5
Net cash used in investing activities	(56)	(66)	(154)	(134)
Financing activities
Short term borrowings, net	(3)	(3)	—	4
Payments on term credit facilities	(2)	(22)	(4)	(39)
Payments on revolving credit facilities	(93)	(539)	(666)	(914)
Borrowings on term credit facilities	3	—	3	—
Borrowings on revolving credit facilities	7	467	1,404	897
Proceeds from issuance of senior unsecured notes	400	—	400	—
Debt issuance costs	(7)	—	(8)	—
Series A Preferred Stock Dividends	—	—	(6)	—
Repurchases of Common Stock	—	—	(41)	—
Proceeds from employee stock plans	6	6	9	10
Tax withholding payments on behalf of employees	(1)	(3)	(25)	(16)
Net change in client funds obligations	(15)	(17)	(3)	—
Other financing activities	(3)	—	(6)	—
Net cash provided by (used in) financing activities	292	(111)	1,057	(58)
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	3	(5)	6	(11)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	—	(16)	1
Increase (decrease) in cash, cash equivalents, and restricted cash	466	(95)	1,176	(131)
Cash, cash equivalents and restricted cash at beginning of period	1,273	496	563	532
Cash, cash equivalents, and restricted cash at end of period	$1,739	$401	$1,739	$401
(1) Certain amounts have been revised for the three and six months ended June 30, 2019 to correct for errors related to the business activities of JetPay Corporation, a wholly-owned subsidiary, which will be more fully described in our upcoming Form 10-Q filing.